Poly Announces Third Circuit Court of Appeals Ruling Issued on Antitrust Litigation

GN Netcom’s Request for Default Judgement Against Plantronics Unanimously Denied;
New Trial Ordered

SANTA CRUZ, Calif. – July 10, 2019 – Plantronics, Inc. (“Poly” – formerly Plantronics and Polycom) (NYSE: PLT), a global communications company, today issued the following statement:
“Today, a panel of the Third Circuit Court of Appeals denied GN Netcom’s request for the entry of default judgment in its favor in its antitrust case against Plantronics.  GN previously filed an antitrust lawsuit against Plantronics alleging anticompetitive conduct. In October of 2017, after approximately an hour of deliberations, a jury in Delaware federal court rejected GN’s claims and unanimously found in favor of Plantronics.
GN appealed the jury’s decision and further contended that default judgment on the merits of its case should be automatically entered in GN’s favor because certain Plantronics emails from several years ago could not be recovered or otherwise restored.  Today, a panel of the Third Circuit Court of Appeals unanimously denied GN Netcom’s request for default judgment.
In a 2-1 decision, with the Chief Judge of the Court dissenting, the majority of the panel did find that the District Court below should have permitted the testimony of one of GN’s witnesses and ordered a new trial.  The Chief Judge, on the other hand, found that the District Court properly addressed the issue at trial.
While we are disappointed that the panel granted a new trial, we agree with the views expressed by the Chief Judge of the Third Circuit Court of Appeals in his dissent and look forward to seeking further review of the issue via rehearing.”
About Poly
Plantronics, Inc. (“Poly” – formerly Plantronics and Polycom) (NYSE: PLT) is a global communications company that powers meaningful human connection and collaboration. Poly combines legendary audio expertise and powerful video and conferencing capabilities to overcome the distractions, complexity and distance that make communication in and out of the workplace challenging. Poly believes in solutions that make life easier when they work together and with our partners’ services. Our headsets, software, desk phones, audio and video conferencing, analytics and services are used worldwide and are a leading choice for every kind of workspace. For more information visit www.Poly.com.
Poly, the propeller design, and the Poly logo are trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

Poly Media Contact:
Edie Kissko
Poly
+1 213-369-3719
edie.kissko@poly.com